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                                                                   EXHIBIT 10.26

                  NET WORTH AND LIQUIDITY MAINTENANCE AGREEMENT

This Agreement, dated as of October 10, 2000, (the "Agreement") is made between Radian Guaranty Inc. ("Radian") and Radian Insurance Inc. ("RII").

                                   WITNESSETH:

WHEREAS, Radian owns all of the issued and outstanding common stock of RII,

WHEREAS, Radian has been asked to provide certain assurances with respect to the stock ownership and financial condition of RII, and

WHEREAS, the corporate interests of Radian will be furthered and the value of its investment in RII preserved and enhanced by its entering into this Agreement;

NOW THEREFORE, the parties agree as follows:

1. Maintenance of Tangible Net Worth. Radian will cause RII at all times to have a Tangible Net Worth of at least $30 million. "Tangible Net Worth" shall mean the sum of (i) the par value of the common stock of all classes of RII, plus (or minus in the case of a deficiency) (ii) the amount of the capital and surplus (including the contingency reserve) of RII, all determined in accordance with statutory accounting principles prescribed or permitted by the Commonwealth of Pennsylvania as in effect on the date of determination. Additionally, Radian will cause RII at all times to have sufficient liquidity to meet its current obligations.

2. Maintenance of Operating Leverage. Radian shall cause RII at all times to have a maximum Operating Leverage Ratio of twenty. "Operating Leverage Ratio" shall mean the total net risk in force divided by the Tangible Net Worth.

3. No Guarantee. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by Radian shall be deemed to constitute, a direct or indirect guarantee by Radian of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of RII.

4. Waiver. Radian hereby waives any rights regarding any failure or delay on the part of RII in asserting or enforcing any of its rights or in making any claims or demands hereunder.

5. Termination. Subject to the termination provisions herein, this Agreement shall continue indefinitely. This Agreement may be terminated at any time by either party by giving written notice of such termination to the other party, Standard & Poor's Corporation ("S&P") and Moody's Investor Services, Inc. ("Moody's") at least thirty (30) days prior to such termination. Notwithstanding the foregoing, the parties agree that they will not terminate this Agreement if such would cause S&P or Moody's to suspend the claims-paying ability of Radian or RII or lower such rating below "AA-" or "Aa3," respectively.

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6. Ownership of RII. At all times during which this Agreement is in effect,
Radian shall be the beneficial owner of all of the issued and outstanding common stock of RII.

7. Rights of RII Policyholders. Notwithstanding any other provision of this Agreement to the contrary, any policyholder holding a policy issued by RII prior to the termination of this Agreement and any holder of a security, the payments of which are insured by a policy issued by RII prior to the termination of this Agreement, shall have the right to demand (whether before or after termination of this Agreement) that RII enforce its rights against Radian under paragraphs 1, 2 and 6 of this Agreement.

8. Governing Law. This Agreement shall be subject to and construed in accordance with the law of the Commonwealth of Pennsylvania. It shall have no force or effect until approved by the Pennsylvania Department of Insurance.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

RADIAN GUARANTY INC.                        RADIAN INSURANCE INC.


/s/ C. Robert Quint                         /s/ Deborah A. Conroy
--------------------------                  --------------------------
Name: C. Robert Quint                       Name: Deborah A. Conroy
Title: CFO                                  Title:  Vice President